(j)(2)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
ING Equity Trust
We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
Boston, Massachusetts
December 4, 2007